EXCHANGE TRADED CONCEPTS, LLC

CODE OF ETHICS/PERSONAL TRADING POLICY

Adopted: May 2026

This Code of Ethics (the “Code”) is the sole property of Exchange Traded Concepts, LLC and ETC Platform Services, LLC (“Exchange Traded Concepts” or “ETC” or the “Firm”) (defined below in the Code) and must be returned to the Firm upon termination for any reason of an Employee's association with the Firm. The contents of this Code are strictly confidential. Employees (defined below) may not duplicate, copy or reproduce this Code in whole or in part or make it available in any form to non-Employees without prior approval in writing from the Firm's Chief Compliance Officer (“CCO”) (defined below).

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

Introduction

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) to establish, maintain and enforce a written code of ethics which meets the minimum requirements stated in the Rule. This Code of Ethics/Personal Trading Policy (“the Code”) is intended to meet the requirements of the Advisers Act.

Rule 17j-1 under the Investment Company Act of 1940 also requires certain persons to be subject to a code of ethics. Rule 17j-1 makes it unlawful for any affiliated person of a regulated investment company or any affiliated person of its adviser or principal underwriter to engage in certain enumerated types of misconduct in connection with the purchase or sale by such person of a security held or to be acquired by the regulated investment company. This Code of Ethics is intended to ensure that all acts, practices and courses of business engaged in by Employees (as defined below) of the Adviser reflect high standards and comply with the requirements of Section 17(j) of the Act and Rule 17j-1 thereunder.

This Code of Ethics (the “Code”) is applicable to all Access Persons (as defined below) of the Firm with respect to such activities and conduct on behalf of Exchange Traded Concepts, LLC or ETC Platform Services, LLC.

Exchange Traded Concepts, LLC (the “Adviser”) is registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). It serves as investment adviser to multiple series trusts (“the Trusts”) as well as a subadviser to additional series.

ETC Platform Services, LLC (“ETCPS”) is a service provider to the funds that provides non-advisory services.

Collectively, Exchange Traded Concepts, LLC and ETCPS shall be referred to as (“Exchange Traded Concepts”, the “Firm” or “ETC”)

Certain personnel are dual-hatted and work for both entities. All employees of ETC are considered Access Persons and must comply with all requirements in ETC’s Code of Ethics.

The Code does not attempt to serve as a comprehensive outline regarding employee conduct, but rather to establish general rules of conduct and procedures applicable to all Access Persons.

The Code should be kept at hand for easy reference. Any questions regarding this Code, or other compliance issues, must be directed to the Chief Compliance Officer of ETC (the “CCO” defined below). The CCO is responsible for administering and implementing this Code. ETC expects Access Persons to be thoroughly familiar with the Firm’s standards and procedures as set forth herein. In order to make it easier to review and understand the standards and procedures, a few commonly used terms are defined below.

DEFINITIONS

“Access Person,” as defined in the Advisers Act, means any Employee, or supervised person, of the Firm who has access to non-public information regarding Clients’ investments, including the purchase or sale of securities, or non-public information regarding the portfolio holdings of any Client; is involved in making investment and Securities recommendations to Clients or who has access to such recommendations that are non-public; is a director, officer or partner of the Firm.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan or “DRIP”.

“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. Generally, you will be treated as the “beneficial owner” of a security under this policy only if you have a direct or indirect pecuniary interest in the security.

(a)	A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction.

(b)	An indirect pecuniary interest is any non-direct financial interest, but is specifically defined in the rules to include securities held by members of your immediate family sharing the same household. An Access Person’s “immediate family” includes a spouse, minor children and adults living in the same household as the Access Person.

•	Securities held by a partnership of which you are a general partner;
•	Securities held by a trust of which you are the settlor if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustee;
•	Equity securities which may be acquired upon exercise of an option or other right, or through conversion.
•	For interpretive guidance on this test, you should consult counsel.

“Chief Compliance Officer” or “CCO” means Dennis Lowenfels or such other person as may be designated from time to time.

“Client” means any fund to which the Firm provides investment advisory or management services.

“Covered Account” means a personal investment or trading account of an Employee or Access Person or related account (this may include, but is not limited to, an account for which an Employee or Access Person is a trustee or custodian, a spousal account, any account of an Employee or Access Person’s children or any account for an individual who relies on the Employee or Access Person for material support) in which an Employee or Access Person has any direct or indirect beneficial ownership interest, an investment or trading account over which an Employee or Access Person exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Firm or its employees. Specifically, Covered Account includes:

a)	Trusts for which an Employee or Access Person acts as trustee, executor, custodian or discretionary manager;

b)	Accounts for the benefit of the Employee’s or Access Person’s spouse or minor child;

c)	Accounts for the benefit of a relative living with the Employee or Access Person;

d)	Accounts for the benefit of any person who receives material financial support from the Employee or Access Person.

Covered Account does NOT include any account that does not hold Reportable Securities, such as cash accounts or 401k accounts that only hold open-end mutual funds, single stock funds that trade once daily at NAV, money market funds, direct obligations of the U.S. federal government, bank certificates of deposit, commercial paper and repurchase agreements.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

“Covered Securities” means a security defined in section 202(a)(18) of the Advisers Act held in a Covered Account. Covered Securities include:

•	Stocks
•	Bonds
•	Futures
•	Exchange Traded Funds
•	Investment contracts
•	Options on securities
•	Options on indexes and options on currencies,
•	Limited partnerships (of any kind)
•	Foreign unit trusts
•	Private Equity
•	Private investment funds
•	Hedge funds
•	Investment clubs

Covered Securities do not include:

•	Direct obligations of the U.S. government (e.g. treasury securities)
•	Bankers acceptances
•	Bank certificates of deposit
•	Commercial paper
•	High quality short-term debt obligations - including repurchase agreements
•	Open-End Mutual Funds or single stock funds that trade once daily at NAV
•	Money Market Funds
•	Crypto Currencies

“Discretionary Managed Account” means an account for which the Employee has designated investment discretion entirely to a third party. In such account, the Employee cannot exercise any investment discretion in the purchase or sale of securities.

“Employee” means any “supervised person” of ETC, as defined under the Advisers Act to be any partner, officer, director (or other person occupying a similar status or performing similar functions), employee, or other person who provides investment advice on behalf of ETC and is subject to the supervision and control of ETC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means the Securities Act of 1933 (the “1933 Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

“Firm” means Exchange Traded Concepts, LLC or Exchange Traded Concepts or ETC.

“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Legal” means the legal department of Exchange Traded Concepts

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

“Private Placement” shall mean an offering of Securities that is exempt from registration under the Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended (“Securities Act”); or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Fund” means: (i) any fund for which Exchange Traded Concepts serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act (including Funds of the Trust); or (ii) any fund whose investment adviser or principal underwriter controls Exchange Traded Concepts, is controlled by Exchange Traded Concepts, or is under common control with Exchange Traded Concepts.

“Reportable Security” means any security except open-end mutual funds, money market funds, direct obligations of the U.S. federal government, municipal securities, bank CDs, bankers acceptances, commercial paper and repurchase agreements.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Senior Management” means J. Garrett Stevens, Rich Hogan and Jay Baker

STANDARDS OF CONDUCT

The reputation of Exchange Traded Concepts, LLC (“Exchange Traded Concepts”) is based on our employees acting in an ethical manner with honesty, integrity and professionalism. That reputation is a vital business asset. Exchange Traded Concepts expects that its employees will perform their duties and conduct their personal investment activities with (1) the duty to, at all times, place our client’s interests first, and (2) the fundamental principle that they should not take inappropriate advantage of their positions.

Exchange Traded Concepts deems all Employees to be Access Persons. Should ETC utilize interns or consultants, whether or not they are considered Access Persons, subject to the Firm’s Code of Ethics, shall be determined by the CCO depending upon their role and access to information.

All Access Persons are governed by the requirements of this Code and must comply with federal securities laws (as defined below). Access Persons are not permitted:

1)	to defraud a client in any manner;
2)	to mislead a client, including by either making an untrue statement of material fact or by making a statement that omits material facts;
3)	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;
4)	to engage in any manipulative practice with respect to a client; or
5)	to engage in any manipulative practice with respect to securities.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

As a fiduciary, Exchange Traded Concepts has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. This duty includes fully disclosing all material facts to clients concerning any conflict that does arise with respect to that client. This duty also applies to all Access Persons of Exchange Traded Concepts.

Disciplinary actions for failure to comply with this Code may include suspension of personal trading privileges, or suspension or termination of employment. The CCO will determine disciplinary actions by taking into account such facts as deemed appropriate and relevant, including the severity of the violation, and whether the Access Person has previously violated this Code.

Annual Acknowledgement

This Code is an integral part of the Firm’s compliance program. This Code may be revised and supplemented from time to time; it is the responsibility of the CCO to distribute the most current version to all Access Persons.

It is the responsibility of each Access Person to understand the contents of this Code and the policies set forth herein, and to adhere to all applicable policies and procedures. Compliance by Access Persons with the Federal Securities Laws; the terms and provisions of the Compliance Manual, including, without limitation, the Code of Ethics; and any other applicable laws, rules, and regulations is a condition of employment and continued employment with the Firm. Access Persons who have supervisory responsibility should ensure that the Employees they supervise are familiar with applicable Federal Securities Laws, the Compliance Manual, and all applicable laws, rules, and regulations.

Each Access Person upon hire and annually thereafter is required to acknowledge his or her receipt and understanding of the Code and agreement to abide by its policies (the “Annual Acknowledgement”).

Annual Acknowledgements will generally be distributed via and archived in the Firm’s third-party compliance software.

PERSONAL SECURITIES TRANSACTIONS GENERALLY

All personal securities transactions are to be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility. Under the Advisers Act, the SEC has determined that an investment adviser’s code of ethics must require Access Persons (as described above) to report their personal securities transactions and holdings and be subject to certain trading restrictions. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Exchange Traded Concepts.

For purposes of Exchange Traded Concepts’ policy, employees of sub-advisers and service providers that have access to nonpublic information are not covered by this policy but are covered by their respective employer’s policy.

CONFIDENTIALITY OF CLIENT AND FIRM INFORMATION AND THE USE OF ARTIFICIAL INTELLIGENCE (AI) /LARGE LANGUAGE MODEL (LLM) AND OTHER TECHNOLOGICAL REPOSITORIES AND SERVICES

Confidentiality of information pertaining to Exchange Traded Concepts and its clients is a fundamental principle of the investment management business of Exchange Traded Concepts. Access Persons must maintain the confidential relationship between Exchange Traded Concepts and each of its clients. The confidentiality of information such as the extent of the account relationship must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of Exchange Traded Concepts’ business. To the extent possible, all information concerning clients and their accounts (including funds advised or sub-advised by Exchange Traded Concepts and the investors therein) shall be shared among employees on a strictly need-to-know basis. Each Access Person shall be subject to the privacy policies and procedures of Exchange Traded Concepts included in the Firm’s compliance manual.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

Access Persons are permitted to utilize AI/LLM services, via online platforms, such as Google or AI/LLM services, including but not limited to, Google’s Bard or OpenAI’s Chat GPT. in limited circumstances, such as to assist in drafting emails, writing code or drafting policies and procedures. However, when utilizing such services, Access Persons are prohibited from sharing any confidential or proprietary information. Confidential or proprietary information includes, but is not limited to, information relating to the firm, its business, investment strategies, computer models, clients, strategies, or information relating any person or persons employed by the firm. By positing information into search engines, AI, LLM services and the like, Supervised Persons risk breaching client and commercial confidentiality and in so doing breaching the relevant policies maintained and adopted by the firm.

Code maintained in third-party repositories, such as Microsoft’s Github, must not contain firm information related to strategies, fund positions or trading.

Should any supervised person wish to post any information relating to the business or clients or employees of the firm into any such service, supervised persons must obtain written permission from legal or compliance before posting any information.

GIFTS AND ENTERTAINMENT

Access Persons may not be compensated, directly or indirectly, except by the Firm. In light of the nature of the Firm’s business, its fiduciary obligations to its investors and Clients as well as the regulatory environment in which the Firm conducts its business, the Firm is compelled to monitor the nature and quantity of the gifts, gratuities and other entertainment activities that its Access Persons give to or receive from a person or firm that conducts business with or provides services to the Firm, that may do business or is being solicited to do business with the Firm or that is associated with an organization that conducts or seeks to conduct business with the Firm. Such monitoring is not intended to prevent Access Persons from giving or receiving gifts, gratuities, and other entertainment activities but rather serves to ensure that the practice of giving or receiving gifts, gratuities and other entertainment activities is not abused or undertaken for improper purposes, and does not compromise the integrity, objectivity, or fiduciary responsibilities of the Firm or its Access Persons.

No gift, gratuity, or other entertainment activities should ever be accepted or given with any understanding that the donor will receive special or favorable treatment by the Firm or any Access Person.

Each Access Person may give or accept gifts from a business associate of up to $300 in value in aggregate per year without obtaining prior approval of the CCO. For gifts above $300 in aggregate per year, prior approval from the CCO must be received before accepting or giving the gift. The CCO may require the Access Person to return a gift if it is determined that the gift could improperly influence the use of a third-party business or create the appearance of a conflict of interest.

In situations where prior approval by CCO is not required, Access Persons must report to the CCO or a delegate thereof, in a timely manner after they have given or received a gift or entertainment (excluding basic, non-lavish, lunches during the business week multi-client events at conferences or gifts of promotional items). Access Persons must not give or receive any gift or entertainment, unless it is ordinary and reasonable in scope or cost. Gifts and Entertainment shall be tracked via the Firm’s third-party compliance software system. To clarify, this policy does not prohibit an Access Person from giving or accepting an occasional meal, reception invitation, ticket to a sporting or theater event, or comparable entertainment, that is not so frequent, costly, or lavish as to raise any question of impropriety.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

Furthermore, to ensure compliance with the Foreign Corrupt Practices Act, Access Persons are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Covered Person(s) for any business or Firm-related reasons. A “Covered Person” for this purpose is any foreign official including, without limitation, any officer or employee of any foreign government or any governmental department, agency or instrumentality (e.g., a central bank) or any government-owned or controlled enterprise (e.g., sovereign wealth fund) or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or enterprise. It also includes any foreign political party, party official or candidate for political office.

Access Persons are prohibited from soliciting the brokerage community for these items or other favors in any manner that could be construed as using their employment/association with the Firm to obtain a personal benefit. In no event should any Access Person allocate brokerage commissions or trades to a broker on the basis of personal gifts, entertainment or rewards provided to the Access Person, or a relative or friend of the Access Person.

Access Persons are prohibited from giving or receiving any gift of cash, gift certificate, or cash equivalents.

Gifts and entertainment among Employees are not subject to the guidelines set forth above. Access Persons may attend seminars sponsored or paid for by a business associate provided that attendance at the seminar is not so costly or so lavish as to raise conflict of interest issues and they have received prior written approval from the CCO.

Each Access Person is expected to use professional judgment in entertaining and being entertained by a business associate. Provided the Access Person and the business associate both attend, an Access Person may accept from or provide to, a business associate breakfast, lunch, dinner or reception, ticket to a sporting event or the theater, or comparable entertainment, provided that such entertainment is not so frequent, costly, lavish, or excessive as to raise any question of impropriety. If there is any question as to whether a specific entertainment event can be accepted or given, the CCO should be consulted.

See Exhibit B of the Compliance Manual for Exchange Traded Concepts’ policy on gifts and entertainment.

OUTSIDE EMPLOYMENT AND OTHER ACTIVITIES

Access Persons are not permitted to engage in any business activity or employment which interferes with their duties to Exchange Traded Concepts, divides their loyalty, creates an actual or apparent conflict of interest, or exposes the Access Person or Exchange Traded Concepts to possible criticism or adverse publicity. Access Persons must disclose all outside employment to Exchange Traded Concepts’ senior management (“Senior Management”) and the CCO. Access Persons must obtain prior approval from the CCO for all outside employment, business activities, managing directorships, or fiduciary appointments.

Exchange Traded Concepts encourages employees to participate in worthwhile civic, social, educational, professional and charitable organizations and activities. No activity, however, should interfere with their regular employment duties, unreasonably encroach upon working time, or necessitate such long hours as to impair working effectiveness of the employee.

Exchange Traded Concepts defines a publicly traded company as any organization or entity which makes available to the public for purchase either through an exchange or other instrumentality a stake or share in the organization or entity. Access Persons who wish to serve on the board of directors of a publicly traded company must supply a description, in writing, of the publicly traded company and the reasons why they are attempting to act in this role. Written pre-approval must be obtained from the Chief Compliance Officer (“CCO”) and Exchange Traded Concepts’ Senior Management in order for an Access Person to serve on the board of directors of a publicly traded company. Senior Management, in consultation with the CCO, will review/consider many factors in making the decision to grant approval or disapproval, including, but not limited to, whether the company is one which Exchange Traded Concepts Trusts (the “Trusts”) would own in one of their Funds. Senior Management’s decision, either for or against, will be provided to the Access Person in writing and a copy will be retained according to the Firm’s Recordkeeping Policies and Procedures.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

If approval is granted by Senior Management, the Access Person has an ongoing obligation to notify Senior Management and the CCO of any potential conflicts of interest which may arise during the course of participating as a member of the board of directors of a public company. If there is any question whether a conflict of interest exists or may exist, Senior Management and CCO shall be notified.

Under no circumstance may an ETC Access Person be a member of a Board that is held as an investment in any of ETC’s Trusts.

Violation of this policy may result in disciplinary action, up to and including termination of employment.

Conflicts of Interest

It is the policy of the Firm that all Access Persons conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such manner that no conflict of interest, actual or potential, can be construed. All Access Persons should promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest.

All Supervised Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Supervised Person’s personal interests and the interests of Adviser or its clients. A potential conflict of interest exists whenever a Supervised Person has a direct financial or other personal interest in any transaction or proposed transaction involving Adviser or any of its clients. A conflict of interest may also exist where the Supervised Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Supervised Person has a friendship or other personal relationship. Employees are prohibited from using confidential information for personal gain in any form. In such situations, Supervised Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Adviser or any of its clients and the customer involved. Supervised Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

It is a violation of this Code for any Access Person, without the prior written consent of the CCO, to:

(a) Rebate or pay any part of the compensation received from the Firm as an Employee to, directly or indirectly, any person, firm, or corporation that does business with or on behalf of the Firm;

(b) Accept, directly or indirectly from any person, corporation, or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Firm, or a Client Account;

(c) Accept, directly or indirectly, from any person, firm, corporation, association or other entity that does business with or on behalf of the Firm, any gift or other item of more than de minimis value provided, however, that Access Persons may accept gifts in accordance with the Firm’s policies related to gifts and entertainment as set forth in this Code;

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

(d) Participate in entertainment with Clients, brokers and other counterparties unless reasonably related to legitimate business purposes of the Firm as described in more detail under the gifts and entertainment policy in this Code; or

(e) Own any Security or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or financial related business, except for (i) ownership, or other interests in the Firm, and (ii) stock ownership, or other financial interest of a class of stock, or other classification of interests in accordance with the Firm’s policies related to personal trading as set forth in this Code.

In addition, Access Persons may not influence, directly or indirectly, investment decisions on behalf of the Firm’s Clients, or the allocation of Client brokerage for the benefit (in any form) of any immediate family member of the Access Person.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Exchange Traded Concepts encourages Access Persons to be informed about and participate in the political process and political activities, provided such participation does not unduly interfere with their duties or embarrass or discredit Exchange Traded Concepts. Exchange Traded Concepts further encourages all Access Persons to vote in elections and, if they so choose, to make voluntary contributions of time and/or money to political and governmental activities. Access Persons are required to comply with all provisions of Exchange Traded Concepts’ Political Contributions (Pay-to-Play) Policy, which has been designed to ensure compliance with Rule 206(4)-5 of the Advisers Act. Access Persons must, however, engage in such activities as individuals rather than as representatives of Exchange Traded Concepts. Access Persons must further avoid any appearance of corporate sponsorship or endorsement in connection with any election. Access Persons must not use the corporate name in connection with any political fund-raising activity or in any printed material for use in political fund-raising activity, except where permitted by law. Access Persons must obtain approval from the CCO before becoming a candidate for public office, accepting any nomination or appointment to a public office or agreeing to serve as an official (such as a campaign manager, chairman or treasurer) in a political campaign.

Corporate disbursements of money, property or services to any government official, political party or candidate, either domestic or foreign, are strictly prohibited, even in those jurisdictions where such contributions are legally permissible. No offer, promise of payment or payment shall be made to any person, corporate entity, official of any government or government agency, in the United States or abroad, either directly or indirectly, to win preferential treatment in securing business or obtaining special concessions in Exchange Traded Concepts' interest. It should be emphasized that a corporate payment need not be illegal to be prohibited. Payments are broadly defined to include property or services.

Access Persons are required to provide the CCO with advance notice of planned solicitation activities for any political candidate or official by a spouse or other household member. The Firm reserves the right to object to these activities if the planned solicitation would be inconsistent with this policy.

Access Persons who wish to serve in public office must supply a description, in writing, of the particular public office and the reasons why they are attempting to serve in this role. This material should be submitted to Senior Management and the CCO for review and consideration. Written pre-approval must be obtained from Senior Management in order for an employee to seek or serve in public office. Senior Management, in consultation with the CCO, will review/consider many factors in making the decision to grant approval or disapproval, including, but not limited to, whether serving in such capacity will give the Access Person access to non-public information concerning stocks that are currently or could potentially be considered for inclusion in Exchange Traded Concepts client portfolios. Senior Management’s decision will be provided to the Access Person in writing and a copy will be retained according to the Firm’s Books and Records Policies and Procedures. If approval is granted by Senior Management, the Access Person has an ongoing obligation to notify Senior Management and the CCO of any potential conflicts of interest which may arise during the course of his or her service in public office. If there is any question whether a conflict of interest exists or may exist, Senior Management and the CCO shall be notified.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

Contributions to a charity are not considered “political contributions” unless made to, through, in the name of, or to a fund controlled by a U.S. political candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity, should be directed to the CCO.

Violation of this policy may result in disciplinary action, up to and including termination of employment.

RECORDS

The following records will be kept pertaining to this Code:

A copy of each Code that has been in effect at any time during the past five years will be kept in a readily accessible place by the CCO.

•	A record of any violations of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.
•	A record of all written acknowledgements of receipt of the Code and any amendments thereto for each person who is currently, or was within the past five years, a supervised person (five years from the date employment is terminated).
•	Holdings and statements/transaction reports made pursuant to the Code must be maintained for at least five years after the end of the fiscal year in which the report was made (the first two years in an easily accessible place).
•	A list of names of persons who are currently, or within the past five years were access persons.
•	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which the approval was granted.
•	A record of the individual(s) responsible for reviewing Access Persons’ reports currently and during the past five years.
•	A copy of reports provided to the board of trustees regarding the Code for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

All Access Persons are required to report any violations of the Code and potential conflicts of interest promptly to the CCO (if the CCO is unavailable or a party to the violation the violation should be reported to Senior Management). Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. If an Access Person is unsure if a violation occurred but in good faith believes one might have occurred, they are to present all information to the CCO or Senior Management in the manner stated above. Retaliation by an Access Person against an individual who reports a violation is prohibited and constitutes a further violation of the Code. This duty encompasses a requirement that all employees promptly self-report violations of the Code.

PERSONAL TRADING AND PREDICTION MARKETS

All Covered Accounts must be disclosed via the Firm’s compliance software. Generally, security transactions in Covered Securities require written pre-clearance. With the exception of certain circumstances enumerated below, if an Access Person wishes to purchase or sell a position in any Covered Security, he/she must obtain written pre-clearance from the CCO or his/her delegate.

Submission of a pre-clearance request as well as approval or denial shall be handled via the Firm’s third-party compliance software. Prior to approving a request, the CCO shall review the requested security against the securities in any pro forma rebalance the Firm is currently in possession of, at the time of the request, as well as any trade files for actively managed funds and daily trade sheets for any private funds managed by ETC’s Portfolio Management Desk in the Firm’s possession. Absent extenuating circumstances, trade pre-clearance will not be approved if the security in question is included in a pro forma rebalance, trade file for an active fund or a private fund daily trade sheet which the Firm is currently in possession of at the time the request is made. Exceptions may be made with regards to personal transactions in SPDR S&P 500 ETF (“SPY”) and Invesco QQQ Trust (“QQQ”) as well as derivatives on these two broad-based ETFs, certain mega-cap stocks, generally understood to be over $200B in market cap (including derivatives on these issuers) and ETFs, that are traded daily in certain ETC advised or subadvised funds, subject to the discretion of the Firm’s CCO or General Counsel. In the instance of extenuating circumstances, any deviation from the Personal Trading Policy must be approved by the CCO or General Counsel. The trade request must include an explanation of the extenuating circumstances to be considered by the CCO or General Counsel and Senior Management. For the personal trading of the CCO, the CCO must obtain written pre-clearance from Exchange Traded Concepts’ Chief Executive Officer or member of Legal.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

Transactions in Discretionary Managed Accounts, transactions effected pursuant to an Automatic Investment Plan (i.e. dividend reinvestment plan and micro investing through apps), transactions in open-ended mutual funds, futures, and Forex trading, as well as acquisitions of securities through stock dividends, stock splits and other similar corporate reorganizations are all excluded from the Firm’s pre-clearance requirements.

Advance written approval is valid only for the day on which approval was granted. If a trade has not been executed on the day the approval was granted, subsequent approvals are necessary prior to trading.

Preclearance requests will be retained in the Firm’s third-party compliance software. The CCO or his/her delegate will periodically reconcile pre-clearance reports with the duplicate trading confirmations received electronically in the Firm’s third-party compliance software, to ensure compliance with the policy.

Access Persons may not purchase or hold Initial Public Offerings (IPO’s).

Limited Offerings require written pre-clearance. Transactions in Covered Securities in retirement accounts including, but not limited to IRA's, that are self-directed (i.e. stocks or bonds, not mutual funds), ESOP's (Employee Stock Option Plans) and ESPP (Employee Stock Purchase Plans) require pre-clearance.

All ETC Access Persons are prohibited from trading, wagering or betting and encouraging others to trade, wager or bet either personally or on behalf of others, while in possession of material, non-public information. In the case of prediction markets, such misconduct may not fall squarely within federal securities law but still violates fiduciary duties or company policy. All ETC Access Persons are also prohibited from communicating material non-public information to others in violation of the law.

Access Persons are strictly prohibited from wagering in prediction markets on outcomes in which ETC advises or subadvises an ETF linked to that particular outcome.

If an Access Person wishes to wager in the prediction markets on Securities Related Events1, such wagers will be treated as derivatives on that security and will be subject to the same pre-clearance requirements pertaining to securities and outlined above.

Access Persons will be required to attest to their compliance with these requirements on a quarterly basis as part of the quarterly certification process.

1 “Securities-Related Event” means any event or outcome offered, traded, entered into, or bet upon through a prediction market, event-contract platform, exchange, broker, dealer, swap execution facility, designated contract market, or similar venue, where the event or outcome relates to, references, is based on, or may reasonably be expected to affect the price, value, trading, listing, regulatory status, financial performance, corporate actions, ownership, governance, or market perception of any security, issuer, investment fund, ETF, securities index, derivative, or other financial instrument.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

For additional information see Exchange Traded Concepts’ Policy on the Prevention of Insider Trading included in Exhibit A of the Compliance Manual.

Short Term Trading:

ETC discourages short term trading by Access Persons. Excessive short-term trading can lead to the suspension of personal trading privileges as determined by the CCO and Senior Management.

Reporting

Consistent with the requirements of Rule 204A-1 under the Advisers Act, Access Persons must submit the following:

1.	Initial Holdings Report - within ten (10) days of hire, all new Access Persons are required to file a signed and dated Initial Holdings Report, setting forth the title, ticker symbol or CUSIP number, type of security, number of shares, and the principal amount of each Covered Security (including mutual funds advised or sub-advised by the firm) in which they have any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account is maintained in which any Covered Securities are held for their direct or indirect benefit and the date the report is submitted. The information must be current as of a date no more than 45 days prior to the date the person became an Access Person. Initial Holdings Reports shall be filed through the Firm’s third-party compliance software.

2.	Annual Holdings Report - on an annual basis, all Access Persons are required to file within thirty (30) days of year-end a signed and dated Annual Holdings Report listing all Covered securities owned as of December 31st. Within this report, all Access Persons must list the title, the number of shares, and the principal amount of each Covered Security (including mutual funds advised or sub-advised by the firm) in which they had any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account was maintained in which any Covered Securities were held for their direct or indirect benefit and the date the report is submitted. The information must be current as of a date no more than 45 days before the report is submitted. Annual Holdings Reports shall be filed through the Firm’s third-party compliance software.

3.	Quarterly Transaction Reports - Within thirty (30) days following the end of each calendar quarter all Access Persons must submit a signed and dated report listing all transactions in Covered Securities executed during that preceding calendar quarter. For each transaction, Access Persons are required to list the date, the title, ticker symbol or CUSIP number, the number of shares, interest rate and maturity date, and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale, or other type of acquisition/disposition); the price at which the transaction was effected; and the name of any broker, dealer, or bank through which the transaction was effected and the date the report is submitted. Also in this report Access Persons are to disclose any brokerage account opened during the calendar quarter. Access Persons are required to list the name of the broker, dealer or bank with whom the access person established the account, the date the account was established and the date the report is submitted. Quarterly Transactions Reports will be filed through the Firm’s third-party compliance software.

4.	Duplicate brokerage/mutual fund statements/confirms – Access Persons must have duplicate statements and confirms sent to the attention of Exchange Traded Concepts’ CCO. When possible, and in most cases, this shall be accomplished via a direct electronic link or direct feed to the Firm’s third-party compliance software. The CCO or his/her delegate will review them on a quarterly basis, to ensure all policies are being followed. Senior Management or Legal will review the statements and confirms of the CCO. Brokerage, mutual funds advised or sub-advised by Exchange Traded Concepts, IRA's, Rollover IRA's (which are self-directed), ESOP's, private placements, and limited partnerships must all be reported and duplicate statements must be forwarded. Violations detected during the review will be documented and reviewed by the CCO. The CCO will determine appropriate steps depending on the violation, up to and including termination of employee.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377

5.	Annual Certification - All Access Persons are required to certify annually to the CCO that: (i) they have read and understand the Code; (ii) they have complied with all requirements of the Code; and (iii) they have reported all transactions required to be reported under the Code. Annual Certification shall be accomplished through the Firm’s third-party compliance software.

Access Persons of Exchange Traded Concepts must abide by the established internal policies and procedures. Compliance with the quarterly/annual Trading Disclosures and Holdings Reporting is a requirement of your employment at Exchange Traded Concepts. It is each Access Person’s responsibility to provide the required information within 30 days of the end of each quarter.

All transaction and holdings reports submitted to the CCO will be maintained in the strictest confidence, except to the extent necessary to implement and enforce provisions of the Code or to comply with requests for information from government agencies of proper authority or pursuant to litigation.

The Chief Compliance Officer or compliance designee will review required reports to determine whether a violation of this Code may have occurred. If a violation is found to have occurred, the Chief Compliance Officer and Senior Management will impose, after consultation with outside counsel (as appropriate), corrective action as they deem appropriate under the circumstances.

Miscellaneous:

1.	Confidentiality. All reports of securities transactions and any other information filed with ETC pursuant to this Code will be treated as confidential. However, we may disclose copies of reports and information to the Securities and Exchange Commission or as otherwise required by law.

2.	Interpretation of Provisions. ETC may from time to time adopt interpretations of this Code as it deems appropriate.

3.	Distribution of Code, Acknowledgement of Receipt and Annual Certification of Compliance. All ETC Access Persons will receive a copy of this Code and any material amendments. Within 10 days of receiving any initial or amended copy of this Code, and each year thereafter, each ETC Access Person will sign and return the compliance certification via the Firm’s third-party compliance software. ETC Access Persons who need any additional copies of the Code should contact the CCO.

4.	Reporting Violations. Any violation of this Code must be promptly reported to ETC’s Chief Compliance Officer, an Alternate Review Officer, or other member of ETC’s Compliance Department.

10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120	(405) 778-8377